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                                                                     EXHIBIT 5.1


                  [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.]

                               February 10, 1998


HealthCor Holdings, Inc.
8150 North Central Expressway
Suite M2000
Dallas, Texas  75206

Ladies and Gentlemen:

   We have acted as counsel for HealthCor Holdings, Inc. a Delaware corporation (the "Company"), in connection with the proposed offer by the Company to exchange (the "Exchange Offer") all outstanding 11% Senior Notes Due 2004 ($80 million principal amount outstanding) (the "Outstanding Notes") for 11% Senior Notes Due 2004 ($80 million principal amount) (the "Exchange Notes"). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of December 1, 1997, as amended by the First Supplemental Indenture dated as of December 2, 1997 (the "Indenture"), among the Company, certain of its subsidiaries and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). Unless otherwise defined herein capitalized terms used in this opinion shall have the meanings set forth in the Indenture.

   The law covered by the opinions expressed herein is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. This firm is a registered limited liability partnership organized under the laws of the State of Texas.

   We have examined (i) the Indenture, (ii) the form of Exchange Notes, which are filed as Exhibit 4.2 to the Registration Statement, (iii) the Registration Statement on Form S-4, filed by the Company with the Securities and Exchange Commission, for the registration of the Exchange Notes under the Securities Act of 1933 (the Registration Statement as amended at the time it
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

HealthCor Holdings, Inc.
February 10, 1998
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becomes effective being referred to as the "Registration Statement") and (iv)
such corporate records of the Company, certificates of public officials and such other documents as we have deemed necessary or appropriate for the purpose of this opinion.

   For purposes of this opinion, we have assumed (i) the due authorization, execution and delivery of the Indenture by the Trustee, (ii) that the Trustee has the requisite power and authority to enter into the Indenture and to act as trustee thereunder (and is eligible and duly qualified to act in such capacity), and (iii) that the Indenture constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

         Based upon such examination, review and assumptions, we are of the opinion that:

                 The Exchange Notes proposed to be issued by the Company pursuant to the Exchange Offer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act of 1933, and to compliance with any applicable state securities laws, the Exchange Notes when executed by the Company, authenticated by the Trustee and delivered and exchanged for Outstanding Notes in accordance with the Indenture and the Registration Rights Agreement, will be valid and binding obligations of the Company.

   The opinion expressed herein as to the valid, binding and enforceable nature of the Exchange Notes is subject to the exceptions that enforcement may be limited by and subject to (i) bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) the power of the courts to award damages in lieu of equitable remedies and (iv) the limitations imposed by United States federal or state laws or the policies underlying such laws on any right to indemnification or contribution contained in such documents. In addition, the foregoing opinion is subject to the qualifications that certain remedial, waiver and other similar provisions of the Indenture may not be enforceable in whole or in part under the laws of the State of New York or the United States, but such provisions do not void the Indenture or frustrate the basic purpose thereof, and, subject to the other qualifications set forth in this opinion the Indenture contains adequate provisions for the practical realization of the rights and benefits afforded thereby, except for the economic consequences of any judicial, administrative or other delay or procedure which may be imposed by applicable federal and state law, rules, regulations and court decisions and by constitutional requirements in and of the State of New York or the United States. In addition, we express no opinion as to the enforceability of any provisions contained in the Indenture purporting to (i) waive the benefits of any stay, extension or usury law or waive any rights under any applicable statutes or rules thereafter enacted or promulgated, (ii) require payment of any interest at a rate or in an amount which a court would
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

HealthCor Holdings, Inc.
February 10, 1998
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determine in the circumstances under applicable law to be a penalty or a forfeiture, or (iii) provide for separability of unenforceable provisions.

   We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to the firm under "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                   Sincerely,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.